REPORT  OF  INDEPENDENT  ACCOUNTANTS  ON  FINANCIAL  STATEMENT  SCHEDULE

To the Stockholders and Board of Directors of RockShox, Inc.:

Our audit of the consolidated financial statements of RockShox, Inc. referred to in our report dated April 27, 1999, except as to "Management's Plans" in Note 1 which is as of July 17, 2001 appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/PricewaterhouseCoopers  LLP


     San  Jose,  California
     April  27,  1999

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